UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 6, 2012
Date of Report (Date of earliest event reported)

GTJ REIT, INC.
(Exact name of registrant as specified in its Charter)

Maryland	0001368757	20-5188065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Merrick Road
Lynbrook, NY 11563
(Address of principal executive offices) (Zip Code)

(516) 881-3535
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 6, 2012, Farm Springs Road, LLC (“Farm Springs”), a wholly-owned subsidiary of GTJ REIT, Inc. (the “Company”), and United Technologies Corporation (“United Technologies”) entered into a lease agreement (the “Lease”) pursuant to which United Technologies will lease approximately 107,654 square feet of office space and the adjacent parking structure located at 8 Farm Springs Road, Farmington, Connecticut (the “Premises”).

The target commencement date of the Lease is September 1, 2012 and the initial term will expire 15 years after the commencement date.  United Technologies has the option to extend the initial term by either: (i) a one year option and then three successive five year options with base rent increasing by the Consumer Price Index (the “CPI”) during the three successive five year options and fixed at the same base rent as the fifteenth year of the Lease during the one year option, or (ii) three successive five year options with base rent increasing by the CPI.  United Technologies has certain rights to the first offer to purchase the Premises in the event Farm Springs sells the Premises in a “one-off” sale.

The base annual rent for the Premises will begin 12 months from the lease commencement.  The base annual rent for the Premises will range from approximately $1,372,588.50 during the first year to $1,811,101.38 for the fifteenth year of the Lease.  After the seventh year of the Lease, base annual rent will increase based upon the CPI with a minimum increase of 1% and a maximum increase of 3%.  In addition to the base rent, United Technologies will be responsible for maintenance and payment of operating expenses, including utilities and real estate taxes subject to limited exceptions which will be the Company’s responsibility.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.  The following exhibit is filed as part of this Report on Form 8-K:

Exhibit No.                                Description of Exhibit

10.1	Lease Agreement, dated June 6, 2012, by and between Farm Springs Road, LLC and United Technologies Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2012	GTJ REIT, INC.

By: /s/ David J. Oplanich
David J. Oplanich
Chief Financial Officer